Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 33-16059, No. 33–12755, No. 33–55614, No. 33–80504, No. 33–3327 and No. 333–44180 of Sharper Image Corporation on Forms S–8 of our report dated March 28, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note L to the financial statements), relating to the financial statements of Sharper Image Corporation for the year ended January 31, 2003, appearing in this Current Report on Form 8-K.

/s/ Deloitte & Touche LLP
San Francisco, California
April 18, 2003